Exhibit 10.1

RETAIL OPPORTUNITY INVESTMENTS CORP.

April 2, 2012
Richard A. Baker
Conyers Farm
Two Ashfields Lane
Greenwich, Connecticut 06831

Dear Richard:

You previously entered into a letter agreement with NRDC Acquisition Corp. (the predecessor to Retail Opportunity Investments Corp., as referred to herein, the “Company”), dated October 20, 2009 (the “Prior Agreement”).  Pursuant to the Prior Agreement, you were engaged to serve as the Executive Chairman of the Board of the Directors of the Company (the "Board") through October 19, 2012 (the Prior Agreement Term Expiration Date").  This letter agreement (the “Agreement”) serves to amend and supersede the Prior Agreement, and sets forth all the terms and conditions of your continued service with the Company, effective immediately following the Company's conclusion of the 2012 Annual Stockholders Meeting (the “Commencement Date”).

1.           Transition in Role:  Beginning on the Commencement Date, you shall transition from Executive Chairman of the Board of the Company to non-executive Chairman of the Board.  You will continue to serve in such role until October 20, 2015 (the “Initial Term”), unless you are not reelected as a director of the Company or your service as Chairman of Board is discontinued by the Board or by you prior to the end of the Initial Term.  Your service in such role may continue after the Initial Term for any period, if any, determined by the Board and agreed to by you.  Upon the termination of your service as non-Executive Chairman, you shall have no further rights hereunder except as may otherwise be expressly provided herein.

2.           Duties:  You shall dedicate such time as is necessary to perform all attendant duties, including, but not limited to (i) chairing meetings of the Board, (ii) ensuring that the Company abides by its bylaws and established policies, (iii) representing the Company to other organizations, the media and the public at large, (iv) in collaboration with the Chief Executive Officer of the Company, developing agendas for all meetings of the Board, (v) reporting periodically to the Board, (vi) receiving reports from all officers and committees and (vii) performing such other duties and exercising such other powers as shall from time to time be assigned to you by the Board.  In addition, the covenant you made in paragraph 2 of the Prior Agreement to first offer any retail property located in the United States that you may discover or become aware of to the Company prior to taking any interest in such property directly or indirectly for your own account or offering such property to any other person, or entity in which you may have a direct or indirect interest shall remain in effect until the Prior Agreement Termination Date.

3.           Annual Base Compensation:  During the Initial Term, subject to the last sentence of this paragraph, you shall receive for the period beginning on the Commencement Date and ending on the Prior Agreement Termination Date, annual base compensation at an annualized rate of $375,000; thereafter, at an annualized rate of $275,000, subject to annual review and upward adjustment in the Board’s discretion.  However, your right to receive annual base compensation shall terminate on the date that you cease to serve as non-Executive Chairman, unless such termination results from a decision taken by the Board without your approval to discontinue your service.

4.           Annual Bonus:  For each fiscal year of the Company ending during the Initial Term, you shall be eligible to receive an annual bonus of an amount and on such terms to be determined in the sole discretion of the compensation committee of the Board, and as otherwise approved and ratified by the independent directors of the Board.  Such annual bonus shall be based on both your performance and the performance of the Company.  Each annual bonus shall be paid in the fiscal year following the year for which such bonus is awarded.

5.           Equity Compensation:  For each fiscal year of the Company ending during the Initial Term, you  shall be eligible to receive equity-based compensation awards, at the sole discretion of the compensation committee of the Board, under the Company’s Equity Incentive Plan.

6.           Expenses:  The Company will pay or reimburse you for all ordinary and reasonable out-of-pocket expenses actually incurred (and, in the case of reimbursement, paid) by you in the performance of your duties for the Company; provided that you submit proof of such expenses, with the properly completed forms as prescribed from time to time by the Company in accordance with the Company’s policies, plans and/or programs.  You shall additionally be eligible to receive an annual travel allowance determined annually by the compensation committee of the Board in consultation with you.  Such travel allowance shall be used solely for conducting business on behalf of the Company.

7.           Restrictive Covenants:

(a)            By and in consideration of the compensation and benefits to be provided by the Company, and further in consideration of your exposure to the proprietary information of the Company, you covenant and agree that, during the period commencing on the date hereof and ending one (1) year following the date upon which you shall cease to be performing services for the Company and its affiliates (the “Restricted Period”), you shall not become a senior executive officer of a U.S. based, publicly-traded, necessity based, retail real estate investment trust (“REIT”). However, if there is a failure to pay amounts due to you hereunder (unless otherwise consented to by you) when due, then the restrictions in this Section 7(a) shall not apply.  Notwithstanding the foregoing, the event described in the preceding sentence shall not be deemed to exist unless notice of termination on account thereof is given by you no later than 30 days after the time at which the purported event first occurs or arises, and the Company shall have 30 days from the date notice of such a termination is given to cure such event and, if the Company does so, such event shall not be deemed to have occurred.  For the avoidance of doubt, the covenants set forth in this Section 7(a) will not apply following your termination as Chairman of the Board if such termination results from a decision taken by the Board without your approval to discontinue your service.

(b)           During and after the Restricted Period, you shall keep secret and retain in strictest confidence, and shall not use for your benefit or the benefit of others, except in connection with the business and affairs of the Company and its affiliates, all non-public confidential matters relating to the Company’s business and the business of any of its affiliates and to the Company and any of its affiliates, which you learned heretofore or hereafter directly or indirectly from the Company or any of its affiliates (the “Confidential Company Information”), and shall not disclose such Confidential Company Information to anyone outside of the Company except with the Company’s express written consent and except for Confidential Company Information which is at the time of receipt or thereafter becomes publicly known through no wrongful act of your own or is received from a third party not under an obligation to keep such information confidential and without breach of this Agreement.  Notwithstanding the foregoing, you may disclose Confidential Company Information to your attorneys (for the purpose of seeking legal advice), to your accountants (for the purposes of seeking professional advice), to your immediate family members whom you agree will not divulge such information to any other party, and in response to a subpoena; court, regulatory, or arbitral order; or other valid legal process.

(c)           During the Restricted Period, you shall not, without the Company’s prior written consent, directly or indirectly, (i) solicit or encourage to leave the employment or other service of the Company, or any of its affiliates, any employee, agent or independent contractor thereof or (ii) hire (on your behalf or on behalf of any other person or entity) any employee who has left the employment of the Company or any of its affiliates within the one-year period which follows the termination of such employee’s employment with the Company and its affiliates.

(d)            All memoranda, notes, lists, records, property and any other tangible product and documents (and all copies thereof), whether visually perceptible, machine-readable or otherwise, made, produced or compiled by you or made available to you containing Confidential Company Information (i) shall at all times be the property of the Company (and, as applicable, any affiliates) and shall be delivered to the Company at any time upon its request, and (ii) upon your termination of service, shall be immediately returned to the Company.  This section shall not apply to materials that you possessed prior to your business relationship with the Company, your personal effects and documents, and to materials prepared by you for the purposes of seeking legal or other professional advice.

(e)            During the Restricted Period, neither the Company nor you shall publish any statement or make any statement under circumstances reasonably likely to become public that (i) with respect to statements by you, is critical of the Company or any of its affiliates, or in any way otherwise maligning the business or reputation of the Company or any of its affiliates or (ii) with respect to statements by the Company, is critical of you or in any way otherwise maligning your reputation, in either of the foregoing instances unless otherwise required by applicable law or regulation or by judicial order.

8.           Duration and Scope of Covenants:  If any court or other decision-maker of competent jurisdiction determines that any of the covenants contained in Section 7 of this Agreement, or any part thereof, is unenforceable because of the duration or geographical scope of such provision, then the duration or scope of such provision, as the case may be, shall be reduced so that such provision becomes enforceable and, in its reduced form, such provision shall then be enforceable and shall be enforced.

9.           Enforceability; Jurisdiction; Arbitration:

(a)           The Company and you intend to and hereby confer jurisdiction to enforce the restrictive covenants set forth in Section 7 upon the courts of any jurisdiction within the geographical scope of the restrictive covenants.  If the courts of any one or more of such jurisdictions hold the restrictive covenants wholly unenforceable by reason of breadth of scope or otherwise it is the intention of the Company and you that such determination not bar or in any way affect the Company’s right, or the right of any of its affiliates, to the relief provided above in the courts of any other jurisdiction within the geographical scope of such restrictive covenants, as to breaches of such restrictive covenants in such other respective jurisdictions, such restrictive covenants as they relate to each jurisdiction’s being, for this purpose, severable, diverse and independent covenants, subject, where appropriate, to the doctrine of res judicata.  The parties hereby agree to waive any right to a trial by jury for any and all disputes hereunder (whether or not relating to the restricted covenants).

(b)           Any controversy or claim arising out of or relating to this Agreement or the breach of this Agreement (other than a controversy or claim arising under Section 7, to the extent necessary for the

Company (or its affiliates, where applicable) to avail itself of the equitable rights and remedies) that is not resolved by you and the Company (or its affiliates, where applicable) shall be submitted to arbitration in New York, New York in accordance with New York law and the employment arbitration rules and procedures of the American Arbitration Association, before an arbitrator experienced in employment disputes who is licensed to practice law in the State of New York.  The determination of the arbitrator(s) shall be conclusive and binding on the Company (or its affiliates, where applicable) and you and judgment may be entered on the arbitrator(s)’ award in any court having jurisdiction.

10.           Indemnification:  The Company will (together with other officers and directors) indemnify you for any actions taken or omissions made within the scope of your service to the fullest extent provided under the Company’s bylaws, operating agreements, and directors and officers liability insurance (which the Company agrees to maintain throughout the duration of this Agreement), with coverage in such amounts as are generally provided by similarly situated corporations in the U.S. based, publicly-traded, necessity based, retail REIT business.

11.           Miscellaneous:  The Company shall be entitled to withhold from any payments or deemed payments any amount of tax withholding the Company, in its discretion, may deem to be required by law.  Neither this Agreement nor any right, duty or obligation hereunder shall be assignable or delegable by you or the Company; provided that, in the event of a merger, consolidation or other business combination in which any business entity acquires, directly or indirectly, all or substantially all of the stock or assets of the Company or to which the Company transfers all or substantially all of its assets, the Company may assign, delegate or transfer this Agreement and the Company's rights and obligations hereunder to such business entity.  This letter contains the entire agreement between you and the Company with respect to the subject matter hereof, and (except as otherwise provided herein) supersedes all prior agreements, written or oral, with respect thereto.

Please indicate your acknowledgement of the foregoing by executing the enclosed copy of this letter and returning it to me.  We are looking forward to working with you.

Best regards,

RETAIL OPPORTUNITY INVESTMENTS CORP.

By:  /s/Stuart A. Tanz
       Name: Stuart A. Tanz
       Title: President and Chief Executive Officer

Acknowledged: /s/Richard A. Baker
Richard A. Baker